UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2015

ContraVir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55020	46-2783806
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 300

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2015, ContraVir Pharmaceuticals, Inc. (the “Company”) appointed John Sullivan-Bolyai, M.D., MPH as chief medical officer of the Company.   A copy of the press release announcing the appointment of Dr. Sullivan-Bolyai is attached hereto as Exhibit 99.1.

Most recently, Dr. Sullivan- Bolyai was the Executive Director of Infectious Disease clinical research at Merck & Co. Inc. where he oversaw multiple HCV protocols in all three phases of clinical development. Prior to this, he was the Vice-President of Clinical Research at Idenix Pharmaceuticals Inc. where he managed all medical aspects of the HIV and HCV programs. Additionally, he was responsible for the transition of Idenix’s clinical team to Merck, which acquired Idenix. Prior to joining Idenix, Dr. Sullivan-Bolyai worked at Anadys Pharmaceuticals on hepatitis C and at Valeant Pharmaceuticals International on Valeant’s nucleotide prodrug for the treatment of chronic hepatitis B infection. Previously, he held various medical and operations positions at Biomeasure and Serono Laborataries in Massachusetts, working on coagulation, immunomodulatory, endocrine, and gastrointestinal compounds. He began his career with Hoffmann-La Roche where he worked on a variety of compounds for the treatment of bacterial infections, HCV and HIV.

Dr. Sullivan-Bolyai received an MD, MPH from the University of Washington in Seattle. He completed his infectious diseases fellowship training at the Children’s Orthopedic Hospital and Medical Center, Seattle, WA, followed by academic positions at UCLA and the University of Illinois.

On January 13, 2015, the Company entered into an executive agreement (the “Agreement”) with Dr. Sullivan-Bolyai, effective January 19, 2015, (the “Effective Date”), under which he will serve as Chief Medical Officer of the Company.  The term of the agreement is for a period of three (3) years from the Effective Date and is automatically renewed for successive one year periods at the end of each term unless either party provides notice of its intent not to renew upon sixty (60) days prior written notice.  Under the terms of the agreement, Dr. Sullivan-Bolyai will receive an annual salary of $320,000.  He is eligible to receive a cash bonus of up to 25% of his base salary.  The bonus shall be earned upon the Company’s achievement of performance milestones for a fiscal year to be mutually agreed upon by Dr. Sullivan-Bolyai and the board or its Compensation Committee.  Additionally, Dr. Sullivan-Bolyai shall receive incentive stock options to purchase 135,000 shares of our common stock with an exercise priced to be determined on the date of grant which is expected to be the Effective Date.  The options vest over three (3) years in 3 annual installments beginning on the one year anniversary of the Effective Date.  Dr. Sullivan-Bolyai is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

The Company may terminate Dr. Sullivan-Bolyai’s employment at any time and for any reason with or without Cause (as defined in the Agreement).  Notwithstanding the foregoing, after six (6) months from the Effective Date, in the event the Company desires to terminate Dr. Sullivan-Bolyai’s employment without Cause, the Company shall give Dr. Sullivan-Bolyai no less than sixty (60) days advance written notice.

If the Agreement is terminated by the Company without Cause, Dr. Sullivan-Bolyai shall receive, after he has been employed by the Company for six months, (i) any portion of unpaid base compensation due for periods prior to date of termination, (ii) a severance payment equal to base salary for nine (9) months from date of termination, (iii) any bonus earned and not yet paid through date of termination, (iv) all expenses reasonably and necessarily incurred by Dr. Sullivan-Bolyai.

Notwithstanding the foregoing, in the event Dr. Sullivan-Bolyai’s termination of employment is the result of termination by (i) the Company without Cause at anytime (a) within six (6) months of prior to the consummation of a Change of Control (as defined in the Agreement) if, prior to such termination, a Change of Control transaction was Pending (as defined in the Agreement) or (b) at any time within twelve (12) months after the consummation of a Change of Control, or (ii) by Dr. Sullivan-Bolyai for Good Reason (as defined in the Agreement) at any time within twelve (12) months after the consummation of a Change of Control, Dr. Sullivan-Bolyai shall be entitled to receive the compensation set forth above in addition to the vesting of all of his Company options, warrants and other convertible securities held by him which will become exercisable for a period of six months following the date of termination.

The Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination for cause or without good reason, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding us, and (c) soliciting our employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

A copy of the Executive Agreement between the Company and Dr. Sullivan-Bolyai is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing information is a summary of the agreement described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement which is attached an exhibit to this Current Report on Form 8-K.  Readers should review this agreement for a complete understanding of the terms and conditions associated with such agreement.

Item 9.01                             Financial Statements and Exhibits

(d) Exhibits

10.1                                                          Executive Agreement dated as of January 19, 2015 between ContraVir Pharmaceuticals, Inc. and Dr. Sullivan-Bolyai.

99.1                                                          Press Release dated January 13, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           January 15, 2015

CONTRAVIR PHARMACEUTICALS, INC.

By:	/s/ James Sapirstein
James Sapirstein
Chief Executive Officer